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                            CERTIFICATE OF RETIREMENT
                                 OF A PORTION OF
                          THE SERIES B PREFERRED STOCK
                                       OF
                             U.S. INTERACTIVE, INC.
                        Pursuant to Section 243(b) of the
                General Corporation Law of the State of Delaware



         U.S. Interactive, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES as follows:

1. The Board of Directors of the Corporation has duly adopted resolutions providing for the purchase and retirement of 188,824 shares of the Corporation's Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock").

2. 188,824 outstanding shares of the Series A Preferred Stock have been purchased as aforesaid and retired.

3. The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on September 22, 1998 prohibits the reissuance of shares of said Series A Preferred Stock as shares of said series and requires the retirement of the aforesaid shares of Series A Preferred Stock.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Amended and Restated Certificate of Incorporation of the Corporation shall be amended so as to reduce the authorized number of shares of the Series A Preferred Stock by 188,824 to 1,384,709 but not to reduce the total authorized number of shares of Preferred Stock of the Corporation.


         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed and attested and its corporate seal to be affixed hereto this 11th day of May, 1999.


U.S. Interactive, Inc.



By:     /s/   Philip L. Calamia
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Name:         Philip L. Calamia
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Title:       Chief Financial Officer
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